Macy’s, Inc. Reports First Quarter 2021 Results

Performance exceeded expectations on both the top and bottom lines

Comparable sales up 62.5% vs. 2020 on an owned basis; up 63.9% vs. 2020 on an owned plus licensed basis

Diluted EPS of $0.32 and Adjusted diluted EPS of $0.39

Company continues momentum as a digitally led omnichannel retailer with digital sales growth of 34% vs. 2020

Raises full-year guidance, bolstered by improved macroeconomic trends and strength of Polaris strategy execution

NEW YORK--May 18, 2021-- Macy’s, Inc. (NYSE: M) today reported results for the first quarter of 2021 and raised guidance for fiscal 2021.

“In our first quarter we outperformed sales expectations across all three of our brands: Macy’s, Bloomingdale’s and Bluemercury. We built on our momentum from the fourth quarter and our sales trend continued to improve throughout the first quarter,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “These results were driven by the positive effects of the government stimulus program and expanding vaccine rollout, coupled with the accelerated execution of our Polaris strategy, including investments in our digital platforms. Macy's remains a fashion and style source for customers as a digitally led omnichannel retailer.”

“As consumers seek to re-engage with each other, we are seeing promising signs that our core customers are shopping again, and we continue to attract new customers, who increasingly begin their shopping experience with us online,” continued Gennette. “Customers are shopping categories that have been strong throughout the pandemic, including home, fine jewelry and watches, fragrance and luxury items. And we’re encouraged by the improvement we’re seeing in special occasion categories as customers begin to travel and return to a pre-pandemic lifestyle. We also have emerging opportunities in new categories and brands, including toys, health & wellness, pet and home décor.”

“As we look to the rest of the year, we are hyper-focused on meeting consumers’ demand for speed, convenience and a seamless omnichannel shopping experience. We also continue to evolve our merchandising strategy, and we remain a partner of choice for top brands with more collaborative and profitable vendor relationships,” continued Gennette. “With a healthier economy and the reopening of communities as the backdrop to the execution of our Polaris strategy, we are well positioned to deliver sustainable, profitable growth in 2021 and the years beyond.”

First Quarter Highlights

In addition to prior year comparisons, Macy’s, Inc. is providing comparisons to 2019 to benchmark its performance given the impact of the pandemic last year.

•	Diluted earnings per share of $0.32 and Adjusted diluted earnings per share of $0.39 both exceeded expectations for the quarter.

o	This compares to $0.44 of both diluted earnings per share and Adjusted diluted earnings per share in first quarter 2019.
o	Excluding asset sale gains, Adjusted diluted earnings per share for the quarter exceeded first quarter 2019 by $0.04.

•	Comparable sales up 62.5% on an owned basis and up 63.9% on an owned plus licensed basis versus 2020.
o	Comparable sales down 10.5% on an owned basis and down 10.0% on an owned plus licensed basis versus 2019.
o	Trend improvement compared to a 17.1% owned plus licensed comparable sales decline in the fourth quarter of 2020.

•	Digital sales grew 34% over first quarter 2020 and grew 32% over first quarter 2019.
o	Digital penetration was 37% of net sales, a 6-percentage point decline from first quarter 2020 when stores closed, but a 13-percentage point improvement over first quarter 2019.

•

The company saw Platinum, Gold and Silver customers in its Star Rewards Loyalty program re-engage, with the average customer spend up 10% compared to first quarter 2019 and an 11-percentage point trend improvement from fourth quarter 2020.

o	The company’s Bronze segment, its youngest and most diverse loyalty tier continued to grow, adding 1.7 million members.
•	The company brought 4.6 million new customers into the Macy's brand, a 23% increase compared to first quarter 2019.
o	47% of new customers came through the digital channel in first quarter 2021.
•	Gross margin for the quarter was 38.6%, up from 17.1% in first quarter 2020 and up 40 basis points from first quarter 2019.
o	Improvement due to increased merchandise margin was largely driven by inventory productivity and the execution of the Polaris strategy.
o	The first quarter 2020 included an approximately $300 million inventory write-down from markdowns on fashion merchandise due to the store closures during first quarter 2020.
o	Delivery expense declined approximately 20 basis points from the first quarter of 2020 and increased 230 basis points from first quarter 2019, partially due to the higher penetration of digital sales.
•	Inventory was down 23.1% from first quarter 2019.
o	Continued strong inventory management discipline from 2020.
•	Selling, general and administrative (“SG&A”) expense of $1.7 billion; increased $150 million from first quarter 2020 and declined $364 million from first quarter 2019.
o	SG&A as a percent of sales was 37.1%, down from 52.9% in first quarter of 2020 and an improvement of 130 basis points from first quarter 2019.
o	Disciplined expense management, Polaris savings and improved productivity contributed to the first quarter SG&A performance.

•	Net credit card revenue of $159 million, up $28 million from first quarter 2020 and down $13 million from first quarter 2019.
o	Represented 3.4% of sales, 90 basis points lower than first quarter 2020 and 30 basis points better than first quarter 2019.
•	Approximately $1.8 billion in cash as of the end of the first quarter due to strong performance and the more efficient use of capital compared to pre-pandemic.

Revised FY 2021 Guidance

As a result of Macy’s, Inc. outperformance in the first quarter of 2021 and its improved outlook, the company is raising its full year 2021 guidance.

“Our achievements in the first quarter, combined with the faster than anticipated economic recovery, give us the confidence to update our full-year 2021 guidance,” said Adrian Mitchell, chief financial officer of Macy’s, Inc. “The momentum and strength of our digital business is reshaping how we engage with customers as an omnichannel retailer. As we execute the Polaris strategy, Macy's, Inc. is well-positioned for long-term, profitable growth.”

	Revised Guidance 2021	Prior Guidance 2021
Net sales	$21.73B - $22.23B	$19.75B - $20.75B
Adjusted diluted earnings per share	$1.71 - $2.12	$0.40 - $0.90
Adjusted EBITDA as a percent of sales	9% – 9.5%	7% - 7.5%

A full overview of the company’s guidance can be found in the first quarter 2021 earnings presentation at www.macysinc.com/investors.

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its first quarter 2021 sales and earnings will be held today (May 18, 2021) at 8:00 a.m. ET.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 2736880. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

As previously announced, Adrian Mitchell will present at Cowen’s 2nd Annual New Retail Ecosystem CEO Summit: Innovation & Digitization at 8:15 a.m. ET on May 26, 2021. Media and investors may access a live audio webcast of the presentation at www.macysinc.com. A replay of the webcast will also be available on the company’s website.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omnichannel retailers. Headquartered in New York City, the company comprises three retail brands: Macy’s, Bloomingdale’s and Bluemercury. With a robust e-commerce business, rich mobile experience and a national stores footprint, our customers can shop the way they live — anytime and through any channel. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media - Blair Rosenberg

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended May 1, 2021		13 Weeks Ended May 2, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$4,706		$3,017

Credit card revenues, net	159	3.4%	131	4.3%

Cost of sales	(2,889)	(61.4%)	(2,501)	(82.9%)

Selling, general and administrative expenses	(1,748)	(37.1%)	(1,598)	(52.9%)

Gains on sale of real estate	6	0.1%	16	0.5%

Impairment, restructuring and other costs (Note 2)	(19)	(0.4%)	(3,184)	(105.5%)

Operating income (loss)	215	4.6%	(4,119)	(136.5%)

Benefit plan income, net	15		9

Interest expense, net	(79)		(47)

Losses on early retirement of debt	(11)		—

Income (loss) before income taxes	140		(4,157)

Federal, state and local income tax benefit (expense) (Note 3)	(37)		576

Net income (loss)	$103		$(3,581)

Basic earnings (loss) per share	$0.33		$(11.53)

Diluted earnings (loss) per share	$0.32		$(11.53)

Average common shares:
Basic	311.6		310.6
Diluted	318.6		310.6

End of period common shares outstanding	311.0		310.2

Supplemental Financial Measures:
Gross Margin (Note 4)	$1,817	38.6%	$516	17.1%
Depreciation and amortization expense	$224		$237

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)

(millions)

	May 1, 2021	January 30, 2021	May 2, 2020

ASSETS:

Current Assets:

Cash and cash equivalents	$1,798	$1,679	$1,523

Receivables	205	276	170

Merchandise inventories	4,230	3,774	4,923

Prepaid expenses and other current assets (Note 6)	1,007	455	519

Total Current Assets	7,240	6,184	7,135

Property and Equipment – net	5,798	5,940	6,425

Right of Use Assets	2,853	2,878	2,672

Goodwill	828	828	838

Other Intangible Assets – net	436	437	439

Other Assets	926	1,439	1,072

Total Assets	$18,082	$17,706	$18,581

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt	$294	$452	$739

Merchandise accounts payable	2,545	1,978	2,196

Accounts payable and accrued liabilities	2,616	2,927	2,757

Income taxes	63	—	80

Total Current Liabilities	5,518	5,357	5,772

Long-Term Debt	4,558	4,407	4,918

Long-Term Lease Liabilities	3,166	3,185	2,923

Deferred Income Taxes	868	908	944

Other Liabilities	1,296	1,296	1,327

Shareholders' Equity	2,675	2,553	2,697

Total Liabilities and Shareholders’ Equity	$18,082	$17,706	$18,581

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)

(millions)

	13 Weeks Ended May 1, 2021	13 Weeks Ended May 2, 2020
Cash flows from operating activities:
Net income (loss)	$103	$(3,581)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Impairment, restructuring and other costs	19	3,184
Depreciation and amortization	224	237
Benefit plans	10	12
Stock-based compensation expense	11	6
Gains on sale of real estate	(6)	(16)
Deferred income taxes	(43)	(225)
Amortization of financing costs and premium on acquired debt	8	—
Changes in assets and liabilities:
Decrease in receivables	71	236
(Increase) decrease in merchandise inventories	(457)	265
(Increase) decrease in prepaid expenses and other current assets	(56)	12
Increase in merchandise accounts payable	674	629
Decrease in accounts payable and accrued liabilities	(114)	(531)
(Increase) decrease in current income taxes	75	(353)
Change in other assets and liabilities	(25)	(39)
Net cash provided (used) by operating activities	494	(164)
Cash flows from investing activities:
Purchase of property and equipment	(61)	(122)
Capitalized software	(38)	(38)
Disposition of property and equipment	8	21
Other, net	17	26
Net cash used by investing activities	(74)	(113)
Cash flows from financing activities:
Debt issued	500	1,500
Debt issuance costs	(9)	—
Debt repaid	(503)	(4)
Debt repurchase premium and expenses	(12)
Dividends paid	—	(117)
Decrease in outstanding checks	(276)	(231)
Net cash provided (used) by financing activities	(300)	1,148
Net increase in cash, cash equivalents and restricted cash	120	871
Cash, cash equivalents and restricted cash beginning of period	1,754	731
Cash, cash equivalents and restricted cash end of period	$1,874	$1,602

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

As a result of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 1, 2021 and May 2, 2020 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

The 13 weeks ended May 2, 2020 included non-cash impairment charges totaling $3.2 billion, which consisted of  $3.1 billion of a non-cash goodwill impairment charge and $80 million impairment charge on long-lived tangible and right of use assets.

(3)

The income tax expense of $37 million and the income tax benefit of $576 million, or 26.3% and 13.9% of pretax income and loss, for the 13 weeks ended May 1, 2021 and May 2, 2020, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21%. The income tax effective rate for the 13 weeks ended May 1, 2021 was impacted by the realization of deferred tax assets associated with the vesting and cancellation of certain stock-based compensation awards. The income tax effective rate for the 13 weeks ended May 2, 2020 was impacted by the non-tax deductible component of the goodwill impairment charge, offset partially by the benefit of the available carryback of net operating losses as permitted under the CARES Act.

(4)	Gross margin is defined as net sales less cost of sales.

(5)	Restricted cash of $76 million and $79 million have been included with cash and cash equivalents for the 13 weeks ended May 1, 2021 and May 2, 2020, respectively.

(6)	Prepaid expenses and other current assets as of May 2, 2021 include an income tax receivable of $520 million.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income (loss) and diluted earnings (loss) per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted EBITDA and diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	Comparable Sales vs. 13 Weeks Ended May 2, 2020	Comparable Sales vs. 13 Weeks Ended May 4, 2019

Increase (decrease) in comparable sales on an owned basis (Note 7)	62.5%	(10.5%)

Comparable sales impact of departments licensed to third parties (Note 8)	1.4%	0.5%

Increase (decrease) in comparable sales on an owned plus licensed basis	63.9%	(10.0%)

Notes:

(7)

Represents the period-to-period percentage change in net sales from stores in operation during the 13 weeks ended May 1, 2021 and the 13 weeks ended May 2, 2020 and May 4, 2019, respectively. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. No stores have been excluded as a result of the COVID-19 pandemic. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(8)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization, Net Income (Loss) and Diluted Earnings (Loss) Per Share, Excluding Certain Items

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income (loss).
•	Adjusted net income (loss) is reconciled to GAAP net income (loss).
•	Adjusted diluted earnings (loss) per share is reconciled to GAAP diluted earnings (loss) per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended May 1, 2021	13 Weeks Ended May 2, 2020	13 Weeks Ended May 4, 2019

Net income (loss)	$103	$(3,581)	$136

Interest expense, net	79	47	47

Losses on early retirement of debt	11	—	—

Federal, state and local income tax expense (benefit)	37	(576)	27

Depreciation and amortization	224	237	236

EBITDA	454	(3,873)	446

Impairment, restructuring and other costs	19	3,184	1

Adjusted EBITDA	$473	$(689)	$447

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	13 Weeks Ended May 1, 2021		13 Weeks Ended May 2, 2020		13 Weeks Ended May 4, 2019
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$103	$0.32	$(3,581)	$(11.53)	$136	$0.44

Impairment, restructuring and other costs	19	0.06	3,184	10.25	1	—

Losses on early retirement of debt	11	0.03	—	—	—	—

Income tax impact of certain items identified above	(7)	(0.02)	(233)	(0.75)	—	—

As adjusted to exclude certain items above	$126	$0.39	$(630)	$(2.03)	$137	$0.44

Gains on sale of real estate	(6)	(0.02)	(16)	(0.05)	(43)	(0.14)

Income tax impact of gains on sale of real estate	1	0.01	4	0.01	12	0.04

As adjusted to exclude gains on sale of real estate and other certain items identified above	$121	$0.38	$(642)	$(2.07)	$106	$0.34